Exhibit 99.1

The following table sets forth certain information concerning the contract status of our owned and managed drilling fleet.

Name	Region	Expected Contract Duration	Actual/ Anticipated Contract Commencement	Average Drilling Revenue Per Day (1)			Customer
Emerald Driller	Southeast Asia	24 months(2)	Jun 2011		$130,000		PTT Exploration and Production Company Limited
Sapphire Driller	West Africa West Africa West Africa	12 months 3 months 4 months	Dec 2011 Dec 2012 Feb 2013	$ $ $	123,000 165,000 165,000		Foxtrot International Foxtrot International Rialto Energy Ltd.
Aquamarine Driller	Southeast Asia Southeast Asia	12 months 12 months	Nov 2011 Nov 2012	$ $	139,000 153,400		Petronas Carigali Petronas Carigali
Topaz Driller	Southeast Asia	12 months	Nov 2012		$155,000	(3)	—
Platinum Explorer	India	5 years	Dec 2010		$590,000		Oil and Natural Gas Corporation
Titanium Explorer	U.S. Gulf of Mexico	8 years	Oct 2012		$589,000	(4)	Petrobras

(1)	Average drilling revenue per day is based on the total estimated revenue divided by the minimum number of days committed in a contract. Unless otherwise noted, the total estimated revenue reflects actual revenues received and includes mobilization and demobilization fees and other contractual revenues associated with the drilling services.
(2)	Includes customer exercised option to extend the contract for six months.
(3)	Reflects anticipated average drilling revenue per day pursuant to new twelve-month contract award that is expected to commence in November 2012. Determination of mobilization fees is pending and therefore not included.
(4)	Reflects average drilling revenue per day, which includes mobilization revenues and the achievement of a 12.5% bonus opportunity.